Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 7, 2020 (January 19, 2021, as to the effects of the share issuance described in Note 5), relating to the financial statement of Signify Health, Inc., appearing in Registration Statement No. 333-252231 on Form S-1, as amended, of Signify Health, Inc.

/s/ Deloitte & Touche LLP

Stamford, CT

February 16, 2021